                                                                     EXHIBIT 4.1

                          DEBENTURE PURCHASE AGREEMENT

         THIS DEBENTURE PURCHASE AGREEMENT (the "Agreement") is made as of April 4, 2002, by and among Bakers Footwear Group, Inc., a Missouri corporation ("Company"), and the persons on the attached signature pages (the "Purchasers"). Defined terms have the respective meanings ascribed thereto in Section 7 of this Agreement unless otherwise defined herein.

                                   WITNESSETH

         WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("Regulation D"), as promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended; and

         WHEREAS, the Purchasers wish to purchase from the Company, severally and not jointly, and the Company wishes to sell and issue to the Purchasers, upon the terms and conditions stated in this Agreement an aggregate of $4,900,000 in face amount of the Company's Convertible Subordinated Debentures in the form attached hereto as Exhibit A (the "Debentures"); and

         WHEREAS, contemporaneous with the issuance and sale of the Debentures, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the "Registration Rights Agreement"), pursuant to which the Company will agree to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws.

         NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. ISSUANCE AND SALE OF DEBENTURES; CLOSING DELIVERIES.

         1.1 The Debentures. Subject to and upon the terms and conditions set forth herein, at the Closing the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, severally and not jointly, Debentures in the principal amount set forth on the attached signature pages.

         1.2 Closing. (a) Upon confirmation that the conditions to closing specified herein have been satisfied, the Company shall deliver to Lowenstein Sandler PC, in trust, Debentures, registered in such name or names as the Purchasers may designate, in the aggregate principal amount specified herein, with instructions that such Debentures are to be held for release to the Purchasers only upon payment of the Purchase Price to the Company. Upon receipt by Lowenstein Sandler PC of the Debentures, each Purchaser shall promptly cause a wire transfer in same day funds to be sent to the account of the Company as instructed in writing by the Company, in an amount representing such Purchaser's pro rata portion of the Purchase Price as set forth on the signature pages to this Agreement. On the date (the "Closing Date") the Company receives such funds, the Debentures shall be released to the Purchasers (the "Closing").

         (b) The Closing will take place at the offices of Bryan Cave LLP, 211 North Broadway, St. Louis, MO 63102, or at such other places as the parties hereto may agree.

         1.3 Closing Deliveries (a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Purchasers the following:

         (i) The Debentures, registered in such name or names as the Purchasers may designate, in the aggregate principal amount specified herein,

         (ii) Copies of any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of Debentures, all of which shall be in full force and effect.

         (iii) The Registration Rights Agreement, duly executed on behalf of the Company.

         (iv) A Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Debentures, certifying the current versions of the Articles of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

         (v) An opinion from Bryan Cave LLP, the Company's counsel, dated as of the Closing Date, in substantially the form of Exhibit C attached hereto.

         (b) On or prior to the Closing Date, the Purchasers shall deliver to the Company the following:

         (i) The Registration Rights Agreement, duly executed on behalf of the Purchasers.

         (ii) The Purchase Price.

         (iii) The Lock-Up Agreement ("Lock-Up") in the form attached hereto as Exhibit D, duly executed by each of the Purchasers.

         (iv) The Intercreditor Subordination Agreement in the form attached hereto as Exhibit E, duly executed by each of the Purchasers.

         1.4 Use of Debenture Proceeds. The net proceeds of the Debentures shall be used to meet working capital requirements of Company, including without limitation the repayment of any amounts owing under the Company's revolving credit facility, or any expenses related to the purchase of store locations, the opening of new stores, or the remodeling of existing stores.

         SECTION 2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         In order to induce the Purchasers to enter into this Agreement and to purchase the Debentures, Company makes the following representations, warranties and agreements, which shall survive the execution and delivery of this Agreement and the Debentures.

         2.1 Corporate Status. The Company (i) has been duly organized and is a validly existing corporation in good standing under the laws of the State of Missouri; (ii) has the power and authority (corporate and other) to own its property and assets and to transact the business in which it is engaged; and
(iii) is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification. The Company does not own, directly or indirectly, any equity interest in any other Person.

         2.2 Power and Authority; Legal Capacity. The Company has the power and authority (corporate and other) to execute, deliver and perform the terms and provisions of the Transaction Documents and to issue and sell the Securities and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of this Agreement and the Debentures. The Company has duly executed and delivered the Transaction Documents and each Transaction Document constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         2.3 Issuance of Securities. The Debenture Shares have been duly authorized and reserved for issuance and, upon the due conversion of the Debentures, the Debenture Shares shall be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Debenture Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The issuance and sale of the Securities is not subject to any preemptive rights, rights of first refusal or other similar rights.

         2.4 Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 3 hereof, the offer, issue, and sale of the Securities is and will be exempt from the registration and prospectus delivery requirements of the 1933 Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

         2.5 No conflict or violation. The execution and delivery of the Transaction Documents by the Company, the performance by the Company of its obligations thereunder (including the offer, issue, and sale of the Securities) does not (i) conflict with or violate the Articles of Incorporation or By-laws of the Company (both as in effect as of the date hereof, true and complete copies of which have been delivered to the Purchasers), (ii) result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties or assets of the Company is subject, or (iii) violate any statute, rule, regulation or other law, or any order or judgment, of any court or governmental agency or body having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii) only, to such extent as, individually or in the aggregate, does not and could not reasonably be expected to have a Material Adverse Effect, provided that the Company is required to obtain, and has received, written consent to the sale of the Debentures hereunder from the lender under the Company's revolving credit facility. No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement, the Registration Rights Agreement, or the Debentures, or the issuance of common stock pursuant to the Debentures, or the consummation of the transactions contemplated hereby or thereby, other than as referred to in Sections 2.3 and 2.4.

         2.6 Financial Statements. Set forth in the Disclosure Document (as defined below) are the audited balance sheets of the Company as of December 30, 2000 and January 5, 2002 and the related statements of operations, shareholders' equity (deficit), and cash flows for the two fiscal years ended January 5, 2002, and all notes and schedules thereto (collectively, the "Financial Statements"). The Financial Statements for each of the fiscal two years in the period ended January 5, 2002 have been audited by Ernst & Young, LLP. The Financial Statements (i) are true, complete, and correct, (ii) present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company at the dates and for the periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

         2.7 No Material Adverse Change. Since January 5, 2002, except as identified and disclosed in the Disclosure Document or on Schedule 2.7, there has not been:

                  (i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except for changes in the ordinary course of business and which have not and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

                  (ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

                  (iii) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company;

                  (iv) any waiver, not in the ordinary course of business, by the Company of a material right or of a material debt owed to it;

                  (v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except for those done in the ordinary course of business and which have not or could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

                  (vi) any change or amendment to the Company's Articles of Incorporation or by-laws, or material change to any material contract or arrangement by which the Company is bound or to which any of its assets or properties is subject;

                  (vii) any material labor difficulties or labor union organizing activities with respect to employees of the Company;

                  (viii) any material transaction entered into by the Company other than in the ordinary course of business;

                  (ix) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company;

                  (x) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

                  (xi) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

         2.8. Broker and Finder. The Company has not engaged, and owes no payment or success fee to, any broker or finder in connection with the offering or sale of the Debentures other than Ryan Beck & Co., LLC ("Ryan Beck") pursuant to an engagement letter dated October 10, 2001 ("Ryan Beck Engagement Letter"). The Company shall pay all fees and expenses owed to Ryan Beck under the Ryan Beck Engagement Letter.

         2.9 Capitalization. The authorized capital stock of the Company consists solely of 3,000,000 shares of Class A common stock, par value $0.001 per share, 500,000 shares of Class B common stock, par value $0.001 per share, and 1,500,000 shares of Class C common stock, par value $0.001 per share, of which 1,693,244.92 shares of Class A common stock, 271,910 shares of Class B common stock and no shares of Class C common stock are outstanding as of the date hereof (collectively, the issued and outstanding Class A common stock, Class B common stock and Class C common stock are referred to herein as the "Shares"). All the Shares were duly authorized and validly issued and are fully paid and non-assessable, and were issued in compliance with applicable law and any pre-emptive, subscription or other similar rights which have not been waived. Except as contemplated by this Agreement or disclosed in the Disclosure Document or on Schedule 2.9, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, the Company is not currently in negotiations for the issuance of any equity securities of any kind. Except as disclosed in the Disclosure Document or on Schedule 2.9 and except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as disclosed in the Disclosure Document or on Schedule 2.9, the Company has not granted any Person the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. The issuance and sale of the Securities will not result in any anti-dilution or similar adjustment in any outstanding securities of the Company. Except as disclosed in the Disclosure Document or on Schedule 2.9, the Company does not have outstanding shareholder purchase rights or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events. Notwithstanding the foregoing, the Company presently intends to effect a recapitalization including a stock split as disclosed in the Disclosure Document at such time as shall be determined by Company and subject to certain conditions precedent, including, without limitation, approval of the holders of the Shares.

         2.10 S Election. The Company has made a valid election to be treated as an S Corporation within the meaning of Section 1361 of the Internal Revenue Code, and such election has been in effect for each taxable year of the Company commencing January 1, 1984. The Company has qualified and will qualify as an S Corporation at all times from the effective date of election up to and including the date hereof.

         2.11 Tax Matters. The Company has timely prepared and filed all tax returns required to have been filed by the Company with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it, except to the extent that failure to do so would not have a Material Adverse Effect, individually or in the aggregate. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company nor, to the Company's Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company. All taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company's Knowledge, threatened against the Company any of its assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

         2.12 Title to Properties. Except as disclosed in Schedule 2.12 or the Disclosure Document, the Company has good and marketable title to all real properties and all other properties and assets owned by it, free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the Disclosure Document, the Company holds any leased real or personal property under valid and enforceable leases, except to the extent that such failure to so hold would not have a Material Adverse Effect, individually or in the aggregate.

         2.13 Certificates, Authorities and Permits. The Company possesses all required certificates, authorities, licenses or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, license or permit that, if determined adversely to the Company, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

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         2.14 No Labor Disputes. No material labor dispute with the employees of the Company exists or, to the Company's Knowledge, is imminent.

         2.15 Intellectual Property. Except as disclosed in Schedule 2.15 or the Disclosure Document:

                  (a) All Intellectual Property of the Company is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable. No Intellectual Property of the Company which is necessary for the conduct of Company's business as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company's Knowledge, no such action is threatened. No patent of the Company has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

                  (b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of Company's business as currently conducted or as currently proposed to be conducted to which the Company is a party or by which any of its assets or properties are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, "License Agreements") are valid and binding obligations of the Company and, to the Company's Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company under any such License Agreement.

                  (c) The Company owns or has the valid right to use all of the Intellectual Property that is necessary for the conduct of Company's business as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company's properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property, other than licenses entered into in the ordinary course of the Company's business. The Company has a valid and enforceable right to use all other Intellectual Property used or held for use in the Company's business. The Company has the right to use all of the owned and licensed Intellectual Property which is necessary for the conduct of Company's business as currently conducted or as currently proposed to be conducted in all jurisdictions in which it conducts its business.

                  (d) The Company has taken reasonable steps to maintain, police and protect the Intellectual Property which it owns and which is necessary for the conduct of its business as currently conducted or as currently proposed to be conducted, including the execution of appropriate confidentiality agreements and intellectual property and work product assignments and releases. The conduct of the Company's business as currently conducted does not infringe or otherwise impair or conflict with (collectively, "Infringe") any Intellectual Property rights of any third party, and, to the Company's Knowledge, the Intellectual Property rights of the Company which are necessary for the conduct of Company's business as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Company's Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property of the Company or the Company's use of any Intellectual Property owned by a third party, and, to the Company's Knowledge, there is no valid basis for the same.

                  (e) The consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of or restriction on the Company's ownership or right to use any of the Intellectual Property which is necessary for the conduct of Company's business as currently conducted or as currently proposed to be conducted.

                  (f) All software owned by the Company, and, to the Company's Knowledge, all software licensed from third parties by the Company, (i) is free from any material defect, bug, virus, or programming, design or documentation error; (ii) operates and runs in a reasonable and efficient business manner; and
(iii) conforms in all material respects to the specifications and purposes thereof.

                  (g) The Company has taken reasonable steps to protect the Company's rights in its confidential information and trade secrets. Except under confidentiality obligations, there has been no material disclosure of any of the Company's confidential information or trade secrets to any third party.

         2.16 Environmental Matters. The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company's Knowledge, threatened investigation that might lead to such a claim.

         2.17 Litigation. Except as described on Schedule 2.17, there are no pending actions, suits or proceedings against or affecting the Company or any of its assets or properties; and to the Company's Knowledge, no such actions, suits or proceedings are threatened or contemplated.

         2.18 Insurance Coverage. The Company maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

         2.19 No Directed Selling Efforts or General Solicitation. Neither the Company nor, to the Company's Knowledge, any Person acting on its behalf has conducted any general solicitation

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or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

         2.20 No Integrated Offering. Neither the Company nor, to the Company's Knowledge, any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

         2.21 Private Placement. The offer and sale of the Securities to the Purchasers as contemplated hereby is exempt from the registration requirements of the 1933 Act.

         2.22 Questionable Payments. Neither the Company nor, to the Company's Knowledge, any of its current or former shareholders, directors, officers, employees, agents or other Persons acting on behalf of the Company, has on behalf of the Company or in connection with its business since June 23, 1999:
(a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

         2.23 Transactions with Affiliates. Except as disclosed in the Disclosure Document or as disclosed on Schedule 2.23, to the Company's Knowledge, none of the officers or directors of the Company and, to the Company's Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act.

         2.24 Suppliers. Except as set forth in the Disclosure Document or as set forth in Schedule 2.24, since January 5, 2002, (i) the Company has not entered into or made any contract or commitment for the purchase of merchandise other than in the ordinary course of business consistent with past practice, and
(ii) there has not been (A) any material adverse change in the business relationship of the Company with any of its suppliers or (B) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such suppliers.

         2.25 Customers. Except as set forth in the Disclosure Document or as set forth in Schedule 2.25, since January 5, 2002, there has not been (i) any material adverse change in the business relationship of the Company with any customer (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any customer, except for such changes as have not and could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate.

         2.26 Disclosure. No representation or warranty of the Company contained in this Agreement or in any other Transaction Document, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of the Company to the Purchasers or any of their representatives pursuant to this Agreement (including, without limitation, the disclosure document attached hereto as Exhibit F (the "Disclosure Document") but excluding the financial projections described in the next sentence), contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. The financial projections relating to the Company and delivered to Purchasers were prepared on the basis of assumptions the Company reasonably believed in good faith at the time of preparation to be reasonable and the Company has no knowledge of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect, provided that no representation or warranty is made with regard to any assumption underlying such projections that related to the timing or likelihood of the Company engaging in or consummating an additional funding, including without limitation an initial public offering of its securities.

         2.27. Small Business Matters. The Company, together with its "affiliates" (as that term is defined in Title 13, Code of Federal Regulations,
Section 121.103), is a "small business concern" within the meaning of the Small Business Investment Act of 1958 and the regulations thereunder, including Title 13, Code of Federal Regulations, Section 107.700. Prior to the Closing, the Company shall complete and deliver to the Purchasers Small Business Administration Forms 480, 652 and 1031. The information therein regarding the Company is accurate and complete. Without limiting the generality of the foregoing, (i) the Company had tangible net worth not in excess of $18 million, and average net income after Federal income taxes (excluding any carry-over losses) for the preceding two completed fiscal years not in excess of $6 million and (ii) the Standard Industrial Classification Code for the industry in which the Company is engaged is 5661 (NAICS Code 448210). The Company does not presently engage in, and it shall not hereafter engage in, any activities, nor shall the Company use directly or indirectly the proceeds from the sale of the Debentures hereunder for any purpose for which a Small Business Investment Company is prohibited from providing funds by the Small Business Investment Act of 1958 and the regulations thereunder, including Title 13, Code of Federal Regulations, Section 107.720.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASERS.

         Each Purchaser severally, and not jointly, hereby represents and warrants to and agrees with Company as follows:

         3.1 Legal Power. Such Purchaser has the requisite legal power to enter into this Agreement, to make the Debenture hereunder, to purchase the Securities hereunder, and to carry out and perform such Purchaser's obligations under the terms of this Agreement.

         3.2 Due Execution. This Agreement has been duly authorized, executed and delivered by such Purchaser, and, upon due execution and delivery by Company, this Agreement will be a valid and binding agreement of such Purchaser.

         3.3 Investment Representations.

         (a) This Agreement is made with each Purchaser in reliance upon the representation of such Purchaser to the Company, and by its execution and acceptance hereof each Purchaser hereby confirms, that the Securities are being acquired for investment for such Purchaser's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of the 1933 Act, and that it has no present intention of selling, granting participation in, or otherwise distributing the same in violation of the 1933 Act. By executing this Agreement, each Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person, or to any third person, with respect to any of the Securities in violation of the 1933 Act.

         (b) Such Purchaser understands that the sale and issuance of the Securities are not, and will not be, registered under the 1933 Act on the ground that the sale provided for in this Agreement and the issuance of the Securities hereunder is exempt from registration under the 1933 Act and that the Company's reliance on such exemption is predicated on such Purchaser's representations set forth herein. Such Purchaser realizes that the basis for the exemption may not be present if, notwithstanding such representations, such Purchaser has in mind merely acquiring the Securities for a fixed or determinable period in the future. Such Purchaser hereby confirms that it has no such intention, subject to the right of such Purchaser to dispose of its assets as it determines in its sole discretion, subject to the provisions of applicable law.

         (c) Such Purchaser represents that:

                  (i) if Purchaser is a corporation, Massachusetts or similar business trust, or partnership, that (X) it is not formed for the purpose of acquiring the Securities and that it has total assets in excess of $5,000,000, or (Y) all of the equity owners of such entity satisfy the criteria in Section 3.3(c)(i)(X) or Section 3.3(c)(ii); or

                  (ii) if Purchaser is a natural person:

                           (A) he or she has individual (or has jointly with such person's spouse) net worth that exceeds $1,000,000; or

                           (B) he or she had individual income in excess of $200,000 (or together with such person's spouse had joint income in excess of $300,000) in each of the two most recent years and has a reasonable expectation of reaching the same income level in the current year, and therefore that such Purchaser is an "accredited investor" within the meaning of Regulation D promulgated pursuant to the 1933 Act, and that such Purchaser is experienced in evaluating and investing in companies such as the Company, is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment. Such Purchaser further represents that it has had, during the course of the transaction and prior to its purchase of its Securities, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering and to obtain additional information necessary to verify the accuracy of any information furnished to it or to which it had access. Neither such inquiries nor any other due diligence investigation conducted by the Purchaser shall modify, amend or affect the Purchaser's right to rely on the Company's representations and warranties contained in this Agreement and the other Transaction Documents.

         (d) Such Purchaser understands that the Securities may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the 1933 Act, the Securities must be held indefinitely. In particular, such Purchaser is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company.

         (e) Such Purchaser agrees that it cannot place reliance on any representations or warranties, express or implied, other than as expressly set forth in this Agreement (including the Disclosure Document, Financial Statements and Schedules included with this Agreement). Such Purchaser understands that the Disclosure Document, Financials Statements and Schedules update and supersede information previously provided to such Purchaser, including in its entirety the Confidential Information Memorandum provided to the Purchaser (other than the financial projections contained therein), and that any information updated and superseded forms no basis of any representation or warranty hereunder.

         (f) Such Purchaser understands that the Debentures may be treated for tax purposes as having been issued with Original Issue Discount ("OID"), and that the effect of OID treatment would require the Purchaser to recognize income, for tax purposes, in excess of cash paid as interest by the Company on the Debentures in early periods (including but not limited to when no cash interest is paid at all), and to receive cash interest payments in excess of income recognized in later periods. Such Purchaser has consulted such Purchaser's own tax counsel with respect to this and all other implications under the tax laws of an investment in the Debentures.

         (g) Such Purchaser, if such Purchaser is domiciled in Missouri, agrees and acknowledges that the Debentures are not registered and may be disposed of only through a licensed broker-dealer. It is a felony to sell securities in violation of the Missouri Securities Act.

         (h) Such Purchaser's domicile is accurately set forth on the signature page hereof.

         (i) Such Purchaser, if such Purchaser is domiciled in New York, represents and warrants that the Purchaser is an "institutional buyer" for purposes of Section 359-e.1(a) of the Martin Act, as amended, under Article 23-A of Chapter 20 of the New York General Business Law.

         3.4 Legends; Stop Transfer.

         (a) All certificates for the Securities shall bear the following legend:

                  THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (i) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (ii) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144(k), OR (iii) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

         (b) The certificates for the Securities shall also bear any legend required by any applicable state securities law.

         (c) In addition, the Company shall make a notation regarding the restrictions on transfer of the Securities in its stock books and the Securities shall be transferred on the books of the Company only if transferred or sold pursuant to an effective registration statement under the 1933 Act covering such shares or pursuant to and in compliance with the legend described in Section 3.4(a).

         (d) Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement and receipt by the Company of the Purchaser's written confirmation that such Securities will not be disposed of except in compliance with the prospectus delivery requirements of the 1933 Act or (ii) Rule 144(k) becoming available the Company shall, upon a Purchaser's written request, revoke any stop transfer instructions in effect with respect to such Securities (except as provided in the Lock-Up) and shall promptly cause certificates evidencing the Securities to be replaced with certificates which do not bear such restrictive legends, and Debenture Shares subsequently issued in respect of the Debentures shall not bear such restrictive legends provided the provisions of either clause (i) or clause (ii) above, as applicable, are satisfied with respect to such Debenture Shares. When the Company is required to cause unlegended certificates to replace previously issued legended certificates, if unlegended certificates are not delivered to a Purchaser within three (3) Business Days of submission by that Purchaser of legended certificate(s) to the Company or its transfer agent, as applicable, together with a representation letter in customary form, the Company shall be liable to the Purchaser for a penalty equal to 1% of the aggregate purchase price of the Securities evidenced by such certificate(s) for each thirty (30) day period (or portion thereof) beyond such three (3) Business Day period that the unlegended certificates have not been so delivered; provided that the Company shall not be subject to such penalty if, at least three (3) Business Days prior to receiving Purchaser's written request to remove such legend, the Company shall have notified Purchaser that it would voluntarily remove the legend and Purchaser shall have decided not to have such legend removed at that earlier time.

         4. Covenants and Agreements of the Company.

                  4.1 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the conversion of the Debentures, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the conversion of the Debentures issued pursuant to this Agreement in accordance with their respective terms.

                  4.2 Reports. The Company will furnish to the Purchasers and/or their assignees such information relating to the Company as from time to time may reasonably be requested by such Purchasers and/or their assignees; provided, however, that the Company shall not disclose material nonpublic information to the Purchasers, or to advisors to or representatives of the Purchasers, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Purchasers, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review. In the event that a Purchaser accepts any such material nonpublic information, such Purchaser (and the Purchaser's advisors) shall keep such information confidential and shall not use such information in violation of applicable law.

                  4.3 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the obligations to the Purchasers under the Transaction Documents.

                  4.4 Insurance. The Company shall not materially reduce the insurance coverages described in Section 2.18.

                  4.5 Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

                  4.6 Listing of Underlying Shares and Related Matters. No later than the consummation of any public offering of Common Stock, the Company shall take all necessary action to cause the Debenture Shares to be listed on the Nasdaq National Market or any other stock market or exchange on which the Common Stock is traded. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on the Nasdaq National Market or such other stock market or exchange and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

                  4.7 Termination of Covenants. The provisions of Sections 4.2 through 4.5 shall terminate and be of no further force and effect with respect to a Purchaser upon the earlier of (i) the mutual consent of the Company and the Required Purchasers or (ii) the date on which the Company's obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate with respect to such Purchaser.

         5. Survival and Indemnification.

                  5.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the date hereof and shall survive the execution and delivery of this Agreement for a period of three (3) years from the date of this Agreement; provided, however, that the provisions contained in
Section 4 hereof shall survive in accordance therewith.

                  5.2 Indemnification. The Company agrees to indemnify and hold harmless, on an after-tax and after insurance recovery basis, each Purchaser and its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement hereof) (collectively, "Losses") to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

                  5.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the "Indemnified Person") of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 5.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

         SECTION 6. MISCELLANEOUS.

         6.1 Notices. All notices and other communications hereunder shall be made in writing and shall be deemed given upon personal delivery during regular business hours or three (3) days after mailing if mailed by first class mail, postage prepaid, to the following addresses:

To Company:

Bakers Footwear Group, Inc.
2815 Scott Avenue
St. Louis, Missouri  63103

with copies to:

Bryan Cave LLP
One Metropolitan Square
211 N. Broadway Ste. 3600
St. Louis, Missouri 63102
  Attn: J. Mark Klamer

To Purchaser:
See Exhibit E

with copies to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
  Attn: John D. Hogoboom


         6.2 Governing Law; Consent to Jurisdiction.

                  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         6.3 Counterparts. This Agreement may be executed in counterparts each of which when so executed and delivered shall be in an original, but which shall together constitute one and the same instrument.

         6.4 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         6.5 Amendment or Waiver. The terms of this Agreement may not be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Company and the Required Purchasers. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

         6.6 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Required Purchasers, as applicable, provided, however, a Purchaser may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party (which affiliate or third party agrees to be bound hereby and by the Debentures) acquiring some portion or all of its Securities in a private transaction in accordance with applicable law, without the prior written consent of the Company or the other Purchasers, after notice duly given by such Purchaser to the Company and the other Purchasers, provided, that no such assignment or obligation shall affect the obligations of such Purchaser hereunder. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         6.7 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay the reasonable fees and expenses of counsel to the Purchasers at the Closing, but not in excess of $35,000 in the aggregate. The Company shall reimburse the Purchasers upon demand for all reasonable out-of-pocket expenses incurred by the Purchasers, including without limitation reimbursement of attorneys' fees and disbursements, in connection with any amendment, modification or waiver of this Agreement or the other Transaction Documents. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys' fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

         6.8 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Purchasers without the prior consent of the Company (in the case of a release or announcement by the Purchasers) or Special Situations Fund III, L.P. ("SSF") (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Purchasers, as the case may be, shall allow SSF or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

         6.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

         6.10 Entire Agreement. This Agreement, including the Disclosure Document, the Exhibits and the Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

         6.11 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

         7. Definitions. In addition to those terms defined elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings here set forth:

                  "Affiliate" means, with respect to any Person, any other Person which directly or indirectly Controls, is controlled by, or is under common control with, such Person.

                  "Business Day" means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

                  "Common Stock" means the Class A common stock, par value $0.001 per share, of the Company and any security into which the common stock may be reclassified.

                  "Company's Knowledge" means the actual knowledge of the executive officers of the Company, after reasonable inquiry. The executive officers of the Company shall be those officers of the Company identified in the Disclosure Document.

                  "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Debenture Shares" means the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Debentures.

                  "Intellectual Property" means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing;
(iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) proprietary computer software (including but not limited to data, data bases and documentation).

                  "Material Adverse Effect" means a material adverse effect on the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company.

                  "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

                  "Purchase Price" means $4,900,000.

                  "Required Purchasers" means the Purchasers agreeing to purchase a majority of the Debentures being issued pursuant to this Agreement.

                  "Securities" means the Debentures and the Debenture Shares.

                  "Transaction Documents" means this Agreement, the Debentures and the Registration Rights Agreement.


                  "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.


BAKERS FOOTWEAR GROUP, INC.



 BY: /s/ PETER EDISON
    -------------------------------
    Peter Edison
    Chairman

PURCHASER

Principal Amount of Debentures Purchased: $ 600,000

Purchaser Name (if not an individual): SPECIAL SITUATIONS PRIVATE EQUITY FUND,
                                       L.P.


By:  /S/ AUSTIN MARXE
    -------------------------------
Name: Austin Marxe
Title (if applicable): General Partner
Address: 153 E. 53rd Street, 55th Floor, New York, NY 10022


PURCHASER

Principal Amount of Debentures Purchased: $ 600,000

Purchaser Name (if not an individual): SPECIAL SITUATIONS CAYMAN FUND, L.P.


By:  /S/ AUSTIN MARXE
    -------------------------------
Name: Austin Marxe
Title (if applicable): General Partner
Address: 153 E. 53rd Street, 55th Floor, New York, NY 10022


PURCHASER

Principal Amount of Debentures Purchased: $ 1,800,000

Purchaser Name (if not an individual): SPECIAL SITUATIONS FUND III, L.P.


By:  /S/ AUSTIN MARXE
    -------------------------------
Name: Austin Marxe
Title (if applicable): General Partner
Address: 153 E. 53rd Street, 55th Floor, New York, NY 10022


PURCHASER

Principal Amount of Debentures Purchased: $ 500,000

Purchaser Name (if not an individual):

By:  /S/ JULIAN EDISON
    -------------------------------
Name: Julian Edison
Title (if applicable):
Address:


PURCHASER

Principal Amount of Debentures Purchased: $ 400,000

Purchaser Name (if not an individual): THE CROWN ADVISORS, LLC


By:  /S/ CHRIS H. PAULI
    -------------------------------
Name: Chris H. Pauli
Title (if applicable): President
Address: 540 Maryville Center, St. Louis, MO 63141


PURCHASER

Principal Amount of Debentures Purchased: $ 500,000

Purchaser Name (if not an individual): CROWN INVESTMENT PARTNERS, L.P., by its general partner


By:  /S/ CHRIS H. PAULI
    -------------------------------
Name: Chris H. Pauli
Title (if applicable): President
Address:

PURCHASER

Principal Amount of Debentures Purchased: $ 500,000

Purchaser Name (if not an individual): EAGLE FUND I, L.P., by Eagle Fund LLC, its general partner, by Mississippi Valley Capital Company, its sole member


By:  /S/ SCOTT FESLER
    -------------------------------
Name: Scott Fesler
Title (if applicable): President
Address: 13205 Manchester Rd., St. Louis, MO 63131

[Disclosure Schedules and Exhibits omitted. The Registrant undertakes to furnish supplementally a copy of such omitted schedules and exhibits to the Commission upon request.]